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                                                         EXHIBIT A


      	       PROFESSIONAL BRANCH MANAGER PHANTOM STOCK AGREEMENT

                        Compensation Deferral Election


     Pursuant to the Agreement, I agree to the following deferral of amounts that would otherwise be payable to me as current compensation (pick a., b. or c.):

(a)     Annual Bonus Whole
       	Dollar Deferral                 $_______ (not to exceed $12,000.00)

(b)     Percentage of
        Compensation Deferral:           _______% of compensation (1% to 15%
                                                and not to exceed $12,000.00
                                                in the aggregate in
                                                combination with the above
                                                deferral)

              		or

(c)     Monthly Whole Dollar Deferral   $_______ ($250.00 to $1,000.00)


     Having read and understood the Agreement and prospectus provided to me by Legg, I understand and agree that:

     1. My deferrals will be made from compensation payable to me in the calendar year and all subsequent calendar years until I submit to Legg a Compensation Deferral Amendment in accordance with the terms of the Agreement and which is received by Legg prior to the first day of the calendar year for which it is to be effective.

     2. Elections may not be changed or revoked except at the end of a calendar year (except in the event of severe financial hardship, in which case, I may apply to Legg for its consent to a suspension of deferrals).

     3. Any deferral is subject to all of the terms and conditions of the Agreement, including particularly that: (i) deferrals are irrevocable until one year after vesting of Matched Share Units, retirement, termination, disability, or death, whichever occurs earliest, (ii) compensation which I defer is not invested directly in common stock (therefore, I have no rights as a stockholder by virtue of this Agreement), (iii) phantom stock may not be converted to an alternative fixed income investment mode except as written in the Agreement, and (iv) my only claim in the event of financial


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Professional Branch Manager Phantom Stock Agreement
Compensation Deferral Election
Page Two


          difficulty of Legg is as an unsecured general creditor for the benefits due to me under the Agreement.


                                     Employee:


                                     _____________________________
                                     Signature                Date



                                     _____________________________
                                     Print Full Name


Receipt Acknowledged:


LEGG MASON WOOD WALKER, INCORPORATED



By:_________________________________
     	Signature